Exhibit 3.01

ARTICLES OF AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF SAN HOLDINGS, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Second Amended and Restated Articles of Incorporation, as amended:

FIRST: The name of the corporation is SAN Holdings, Inc.

SECOND: The following amendment to the Articles of Incorporation was adopted on February 28, 2006, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

☐	No shares have been issued or Directors Elected - Action by Incorporators

☐	No shares have been issued but Directors Elected - Action by Directors

☒	Such amendment was adopted by the Board of Directors where shares have been issued.

☐	Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

THIRD: Article V is deleted in it entirety and is replaced with the following new Article V:

ARTICLE V - DESIGNATION OF SERIES OF

CONVERTIBLE PREFERRED STOCK

A.	Designation of Series A Preferred Stock.

The Board of Directors by resolution has designated 400 of the shares of Preferred Stock “Series A Preferred Stock” (the “Series A Preferred Stock”). The relative rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Stock or the holders thereof are as follows:

1.       Designation and Amount; Rank. Four hundred shares of the preferred stock of the Corporation, no par value per share, shall constitute a class of preferred stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The Series A Preferred Stock will rank senior to all current and future issues of capital stock of the Corporation in all respects, including but not limited to the payment of dividends and rights on liquidation, dissolution or winding up of the Corporation.

2.       Dividends.

a.       The holders of shares of the Series A Preferred Stock will be entitled to receive, as provided in Section 2(b) below, cumulative stock dividends (“Preferred Dividends”) on the shares of the Series A Preferred Stock, payable in shares of the Corporation's common stock, no par value per share (“Common Stock”), at the rate per share of 3.0% of the Original Issue Price (as defined herein) per annum per share of the Series A Preferred Stock calculated as set forth below. Such stock dividends shall be cumulative from February 28, 2006 for the shares of Series A Preferred Stock purchased pursuant to that certain Securities Purchase Agreement, dated as of February 28, 2006, among purchasers executing the Securities Purchase Agreement and the Corporation and from the date of the initial issuance of shares of Series A Preferred Stock for all other shares (the “Series A Issuance Date”) or the most recent date on which the full amount of accrued stock dividends have been paid, as the case may be, on the Series A Preferred Stock by the Corporation. The Corporation shall pay all cumulative stock dividends on the shares of Series A Preferred Stock held by a holder on the conversion date in respect of such holder's election to convert Series A Preferred Stock. The number of shares of Common Stock to be issued as cumulative stock dividends on any such conversion date shall equal the cash value of such cumulative dividends divided by the current market price per share of Common Stock (determined as provided in Section 2(c) below) as of such conversion date. The cash value of stock dividends payable on shares of Series A Preferred Stock for any full annual dividend period shall be computed by multiplying the Original Issuance Price (as defined in Section 3(a)(i) below) per share by 3.0%. The amount of the Preferred Dividends shall accrue and be computed on the basis of the actual number of days elapsed in any period.

b.       The Preferred Dividends shall be payable when, as and if declared by the Board of Directors on July 31 of each year and January 31 of each year.

c.       For purposes of calculations relating to the Series A Preferred Stock that refer to the current market price per share of Common Stock, the current market price per share of Common Stock on or as of any day shall be deemed to be the average of the closing bid prices for the twenty (20) consecutive trading days ending the last trading day before the day in question. The closing bid price for each day shall be the last reported bid price on the OTC Bulletin Board, or if Common Stock is not listed or admitted to trading on such system, on the principal national securities exchange on which Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing bid price of Common Stock on NASDAQ or any comparable system. If Common Stock is not so quoted on NASDAQ or any comparable system, the Board of Directors of the Corporation shall reasonably and in good faith determine the current market price on such basis as it considers appropriate.

d.       The Corporation may not declare or pay any dividend or make any distribution of assets on, or redeem, purchase or otherwise acquire, shares of capital stock of the Corporation ranking pari passu or junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, unless all accrued but unpaid Preferred Dividends have been or are contemporaneously paid.

3.       Rights on Liquidation, Merger, Sale, Etc.

a.       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (each, a “Liquidation”), the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

(i)       The holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock or any other class of the Corporation’s capital stock, whether now existing or hereafter created, for each share of Series A Preferred Stock held by such holders, an amount equal to the sum of (A) $50,000 (the “Original Issue Price”), subject to adjustment as provided below, plus (B) an amount equal to all accrued but unpaid Preferred Dividends on such share of Series A Preferred Stock (whether or not declared by the Board of Directors) as of the date such payment is made to the holders thereof (collectively, the “Liquidation Value”). If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of Series A Preferred Stock the full preference amount to which they shall be entitled, the holders of Series A Preferred Stock shall share pro rata in any distribution of assets in accordance with their applicable full preference amounts.

(ii)       After distribution of the amounts set forth in Section 3(a)(i) hereof, the remaining assets of the Corporation available for distribution, if any, to the stockholders of the Corporation shall be distributed to the holders of issued and outstanding shares of Common Stock.

b.       For purposes of this Section 3, any of the following (each, a “Disposition Transaction”) shall be treated as a Liquidation (unless otherwise determined by the holders of at least a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class): (i) a merger or consolidation of the Corporation with or into any other Person (as hereinafter defined) (but excluding any merger effected solely for the purpose of reincorporating into another state) or the merger of any other Person into the Corporation, in either case in which the stockholders of the Corporation receive distributions in cash or securities of another Person as a result of such consolidation or merger, or a sale of capital stock of the Corporation, and in which the common stockholders of the Corporation immediately prior to such event hold, immediately after such event, less than a majority of the outstanding shares of common stock or a majority of the outstanding voting power of the then outstanding securities ordinarily (apart from rights occurring under special circumstances) having the right to vote in the election of directors of the surviving or successor entity or its parent, or (ii) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the property and assets of the Corporation. For purposes of this Certificate of Designations, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

c.       Upon consummation of a Disposition Transaction, the Corporation shall pay or cause to be paid to the holders of Series A Preferred Stock an amount equal to the amount they would be entitled to receive pursuant to Section 3(a) hereof out of any and all assets of the Corporation available for distribution, including but not limited to amounts paid to the Corporation in connection with such Disposition Transaction. The amount payable pursuant to this Section 3(c) shall be payable in full to the holders of the Series A Preferred Stock immediately out of legally available funds following the closing of the Disposition Transaction, notwithstanding any delay in the receipt of the disposition proceeds or any part thereof by virtue of any escrow arrangement, promissory note, deferred payment of proceeds or otherwise; provided, however, that in the event the Corporation does not have sufficient assets available for distribution to pay the holders of Series A Preferred Stock the entire amount owed to them pursuant to Section 3(a), then the Corporation shall pay each such holder a pro rata share of the amount available to the Corporation for distribution out of legally available funds at the time of the closing and the remaining amounts owed to such holders shall be payable by the Corporation as soon as such funds become available for distribution.

4.       Voting Rights.

a.       Except as otherwise provided by the Colorado Business Corporation Act and except as set forth in this Section 4, the holders of Series A Preferred Stock shall have no voting rights.

b.       The Corporation shall not, so long as any shares of Series A Preferred Stock remain outstanding, without the affirmative consent or approval of the holders of a majority of the shares of the Series A Preferred Stock then outstanding, voting as a separate class, given at a meeting called for such purpose, for which notice shall have been given to the holders of Series A Preferred Stock, or by written consent:

(i)       in any manner alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Series A Preferred Stock;

(ii)       in any manner authorize, create or issue any class or series of capital stock ranking, in any respect including, without limitation, as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series A Preferred Stock; or authorize, create or issue any shares of any class or series of any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, or any options, warrants or other rights to acquire, any shares having any such preference or priority;

(iii)       to the extent that all accrued but unpaid Preferred Dividends have not been paid or not contemporaneously paid, make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of assets) on, or make any other payment or distribution on account of, the Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding;

(iv)       take any action to amend, modify, alter or repeal any provision of its Articles of Incorporation or By-laws that would in any way adversely affect the holders of Series A Preferred Stock;

(v)       reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series A Preferred Stock, or (B) which in any manner adversely affects the holders of Series A Preferred Stock;

5.       Conversion of Series A Preferred Stock.

a.       Subject to this Section, each holder of Series A Preferred Stock shall have the right, at such holder’s option, at any time or from time to time, to convert its Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock equal to the number of shares of Series A Preferred Stock to be converted multiplied by a fraction, (A) the numerator of which is $50,000 and (B) the denominator of which is $0.15 (such denominator hereinafter referred to as the “Per Share Purchase Price” and the number derived from the foregoing calculation being hereinafter referred to as the “Conversion Price”). Except with respect to Sun Solunet, LLC, no holder of Series A Preferred Stock shall be entitled to convert the Series A Preferred Stock into shares of Common Stock that would result in beneficial ownership by such holder and its affiliates of more than 4.9% of the then outstanding number of shares of Common Stock on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 promulgated thereunder.

b.       If the Corporation at any time through the two (2) year anniversary of the date that a Registration Statement relating to the Common Stock issuable upon the conversion of the Series A Preferred Stock and the exercise of warrants granted in connection with the issuance of the Series A Preferred Stock (the “Registration Statement”) is declared effective by the Securities and Exchange Commission, shall issue or agree to issue any Common Stock or preferred stock convertible into Common Stock (collectively, “Additional Stock”) (or modify any of the foregoing which may be outstanding at any time prior to the Closing Date) to any Person or entity at a price per share or conversion price per share which shall be less than $0.15 per share (including by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise), then the Per Share Purchase Price shall be reduced to equal such other lower price per share or conversion or exercise price per share but shall not be less than $.001 per share. Such adjustment shall be made whenever such Additional Stock is issued or granted. Notwithstanding the foregoing, none of the following shall constitute Additional Stock: (a) shares of Common Stock, or options or warrants to purchase Common Stock, issued or issuable to employees, consultants or directors of the Company for the primary purpose of soliciting or retaining their employment or services directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors and (b) shares of Common Stock of the Company issuable upon exercise of warrants, options, notes or other rights to acquire securities of the corporation outstanding as of the date hereof and which are not amended following the date hereof.

c.       Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a) hereof, the holder or holders of such Series A Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office or its designated transfer agent of the election to convert the same (in case of conversion pursuant to Section 5(a) hereof) (which notice shall specify the date of conversion, the number of shares to be converted, together with a copy of the front page of each certificate to be converted) and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder or holders of Series A Preferred Stock, or to the nominee or nominees thereof, a certificate or certificates for the number of shares of Common Stock to which such holder or holders shall be entitled as aforesaid. Conversion under this Section 5 shall be deemed to have been made with respect to conversion pursuant to Section 5(a) hereof, immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. For purposes of this Certificate of Designations, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

d.       No fractional shares shall be issued upon conversion of the Series A Preferred Stock into shares of Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(d), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to: the fractional share multiplied by (i) if the Common Stock is listed or admitted for trading on a national securities exchange, the reported last sales price or, if no such reported sale occurs on such day, the average of the closing bid and ask prices on such day, in each case on the principal national securities exchange on which the Common Stock is listed or admitted for trading; (ii) if the Common Stock is not listed or admitted for trading on any national securities exchange, the average of the closing bid and ask prices in the over-the-counter market on such day as reported by Nasdaq or any comparable system or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Corporation for such purpose; or (iii) if no such quotations are available on such day, the fair market value of such fractional share, as determined in good faith by the Board of Directors.

e.       In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets or options or rights to the holders of Common Stock, then, in each such case for the purpose of this Section 5(e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

f.       If the Corporation shall (A) declare or pay a dividend or make a distribution on its Common Stock in shares of its Common Stock or in any right to acquire Common Stock, (B) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (C) combine, consolidate or reclassify the outstanding Common Stock into a smaller number of shares, then the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which the holder would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur. If the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

g.       The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

h.       If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with and into another corporation, or the sale of all or substantially all of its assets to another company, shall be effected while any shares of Series A Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby each holder of Series A Preferred Stock shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization or reclassification, consolidation, merger or sale not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the holders of Series A Preferred Stock to the end that the provisions hereof shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series A Preferred Stock. Prior to or simultaneously with the consummation or any such consolidation, merger or sale of the Corporation, the survivor or successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each holder of Series A Preferred Stock, the obligation to deliver to such holders of Series A Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder of Series A Preferred Stock may be entitled to receive, and containing the express assumption of such successor corporation of the due and punctual performance and observance of every provision of this Certificate of Designations to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

i.       In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, prior the date specified therein at the same time and in the same manner as notice is given to other stockholders entitled to vote at a meeting, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

j.       The Corporation covenants that the Corporation shall call a shareholder meeting for purposes of increasing its authorized capital in an amount sufficient to provide for the conversion of the shares of the Series A Preferred Stock (except in connection with the issuance of Additional Stock as set forth in Section 5(b)). Until such time as the Company has so increased its authorized capital, each holder of Series A Preferred Stock shall each be entitled to convert the shares of Series A Preferred Stock on a pro rata basis with the other holders, weighted on the basis of the respective Subscription Amounts paid to the Corporation by each holder. If at any time after such increase in authorized capital is effected, the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any future increases to the Corporation’s authorized capital.

k.       The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

l.       All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

m.       Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if sent by overnight courier or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation.

n.       In the event any shares of Series A Preferred Stock shall be converted pursuant to this Section, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be re-issuable by the Corporation as Series A Preferred Stock.

6.       Amendment and Waiver. Any right or privilege of the Series A Preferred Stock contained herein may be waived (either generally or in a particular instance and either retroactively or prospectively) or amended only upon the written consent of the holders of at least eighty five percent (85%) of the Series A Preferred Stock then outstanding and any such waiver shall be binding upon each holder of Series A Preferred Stock; provided, however, if the waiver or amendment adversely affects any right of a particular holder(s) of Series A Preferred Stock directly hereunder (as opposed to all holders of Series A Preferred Stock equally), such waiver or amendment shall not be effective without the prior written consent of all such particular holder(s) of Series A Preferred Stock that are being adversely affected. The Company shall use commercially reasonable efforts to provide notice to all the holders of the Series A Preferred Stock of any request for waiver or amendment.

7.       Other Terms.

a.       Shares of Series A Preferred Stock shall be subject to the other terms, provisions and restrictions set forth in the Articles of Incorporation with respect to the shares of Preferred Stock of the Corporation.

FOURTH: In connection with the Articles of Amendment to the Corporation's Articles of Incorporation set forth herein, no other change in the outstanding capital stock is being effected.

FIFTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, is as follows: NONE

SIXTH: The foregoing amendment was adopted by the Board of Directors without shareholder action and shareholder action was not required.

[Signature Page Follows]

[SIGNATURE PAGE TO THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND OTHER RIGHTS AND QUALIFICATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this second day of March, 2006.

SAN HOLDINGS, INC.

By: /s/ Robert C. Ogden
Name: Robert C. Ogden
Title: VP & CFO & Secretary